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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sauer-Danfoss Inc.:

        We consent to the incorporation by reference in the registration statements No. 33-53927 and No. 333-93745 on Form S-8 of Sauer-Danfoss Inc. of our reports dated March 10, 2008 with respect to the consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Sauer-Danfoss Inc.

        As discussed in Notes 1 and 9 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in Notes 1 and 8, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

        As described in Note 19 to the consolidated financial statements, the accompanying consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2005 have been restated.

/s/ KPMG LLP

Des Moines, Iowa
March 10, 2008

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm